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THE LOEWEN GROUP INC
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(NYSE, TSE, ME: LWN)                                                    NEWS

Investor Contact:
Chris Hunter, Director, Investor Relations
The Loewen Group Inc.
Tel: (800) 347-7010

Media Contact:
Dave Laundy, Vice President
Corporate Communications
Tel: (604) 293-7857

                              FOR IMMEDIATE RELEASE


                 LOEWEN GROUP ANNOUNCES AGREEMENT TO SELL FIRST
                   CAPITAL LIFE INSURANCE COMPANY OF LOUISIANA

Vancouver, BC, July 27, 1998 - The Loewen Group Inc. announced today it entered an agreement to sell First Capital Life Insurance Company of Louisiana, for approximately $24 million. The buyer is Life Re Corporation of Stamford, Connecticut. The transaction represents the culmination of several months of negotiation.

The sale, which is subject to certain conditions including insurance regulatory approvals, is expected to close in the third quarter of 1998.

First Capital Life specializes in the sale of pre-need funeral insurance sold through non- Loewen Group funeral homes. First Capital has assets of approximately $88 million and annual premiums of approximately $14 million. The Loewen Group anticipates a pre-tax gain on the sale of $5-$6 million.





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"First Capital is an excellent pre-need insurance company, but its value to
Loewen's overall insurance strategy is diminishing. Since Loewen funeral homes directly compete with many of the funeral homes that represent First Capital's current customer base, First Capital's marketing opportunity will be much greater under new ownership" said Tom Hardy, President of the Loewen Life Insurance Group.

Loewen's pre-need life insurance business is now growing rapidly through Mayflower National Life Insurance Company which Loewen acquired in December 1997. Mayflower serves only Loewen funeral homes, which allows it and its source of business to share the same strategic objectives. Mayflower is now selling in four states and expects to be selling in ten states by year end. It is anticipated that, by the end of the fourth quarter of 1998 Mayflower will account for approximately 25 percent of the $150 million annual total insurance volume sold through Loewen funeral homes.

Loewen Group's Chief Financial Officer Paul Wagler said "Loewen Group is adding substantial economic value to our funeral home and cemetery franchise by selling pre- need products already developed in our insurance operations. With this sale, we have disposed of a non-strategic insurance asset and will focus instead on internal, vertically integrated opportunities to build revenues and profits without much additional investment. These will contribute increasing profits in 1999 and in future years."




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Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly-filed quarterly and annual reports.

The Loewen Group's website is located at http://www.loewengroup.com



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